Exhibit 10.6
767 Fifth Avenue, 24th Floor, New York, NY. 10153-0013
October 31, 2007
Mr. Robert Stuart Hull
16 Alden Road
Wellesley, MA 02481
Dear Rob:
I am pleased to confirm the details of our offer to you to fill the role of Chief Financial Officer — GMAC Financial Services. In this role, you will be responsible for the financial analysis, planning, reporting, controls, governance, and tax functions and other activities as they arise. You will report to Al de Molina, Chief Operating Officer of GMAC and work very closely to fully support our Chief Executive Officer, Eric Feldstein as well.
Commensurate with this appointment, your annual salary will be at $500,000. Additionally, you will be paid a $1,300,000 signing bonus (less applicable taxes and deductions), this payment will be made within thirty days of the commencement of your employment. Your annual cash incentive target for 2008 will be $900,000. For the 2008 bonus year, your target will be guaranteed. In future years, your bonus target will be paid in accordance with plan guidelines, individual performance and company results. Additionally, future salary, bonus, cash incentive targets, MPI awards, and LTIP awards will be regularly reviewed and set in accordance with your level of responsibility, performance, and annual incentive plan compensation planning and you will participate in the annual target setting process. You will also participate in the GMAC Management LLC Class C Membership Interests Plan (known as “MPI”) and the GMAC Long-Term Incentive Plan LLC Long-Term Phantom Interest Plan (known as “LTIP”). Your MPI grant will be 18 basis points and subject to the terms and conditions of the Plan, including your execution of an associated Award Agreement and the required IRC §83(b) election. Should you make the IRC §83(b) election within 30 days of your MPI grant as required by the IRS and as a condition of your grant, GMAC will pay all taxes associated with the election, based on the fair market value on the date of the grant.
Your LTIP grant for the 2007-2009 performance period will be 4 basis points and subject to the terms and conditions of the Plan, including your execution of an associated Award Agreement.

Should the MPI or LTIP program be enhanced in the future, you will receive an enhancement proportionally equivalent to the COO’s or the Treasurer’s, (whichever of the two is greater).
Your eligibility for most of the employee benefits commences the first day of the third month following your date of hire, with a couple of the benefits requiring six months of service or longer. GMAC will reimburse you for your actual COBRA coverage costs and other reasonable benefit bridging costs with respect to lost coverage under your prior employer’s plans on a tax neutral basis. The GMAC Retirement Savings Investment Plan is a qualified 401(k) plan, which for 2007 provides a two percent automatic contribution of your eligible monthly base salary for retirement planning. In addition, in 2007 GMAC will provide matching contributions up to six percent of your eligible monthly base salary. In 2007, you will be eligible for two weeks of paid vacation, based upon your expected start date in late November. In 2008 we will be moving to a new paid time off (PTO) plan and you will be provided with 30 PTO days and 7 paid holidays. The GMAC benefit plans are very competitive relative to other global financial service companies.
Also as discussed, you will be eligible to participate in the GMAC Senior Management Vehicle Program, subject to the program terms and conditions, as well as any program changes as they may affect other managers at your level of responsibility. The program currently provides a new GM vehicle approximately every 12 months, with a Fleet Card to pay for fuel and oil necessary for commuting to and from work activities, routine maintenance and weekly car washes. Your cost to participate in the program will be $150 per month. GMAC will reimburse you for reasonable parking costs proximate to the New York City offices.
Your office will be based in New York City, however, you will be encouraged to set up an office at one of the GMAC locations in the Boston area. This will allow you to work from Boston as business needs allow.
For a period of up to two years, GMAC will provide temporary housing in New York as required. During this period GMAC will also reimburse you for reasonable travel expenses associated with travel from Boston, Massachusetts to GMAC facilities. At the conclusion of this period, or sooner at your option, you may relocate to the New York area and this will be administered in accordance with the company relocation policy for executives at your level of responsibility.
If you are involuntarily terminated during the first 24 months of employment for any reason, other than for cause, you will be eligible to receive a severance benefit equivalent to one years base salary and a prorated share of your bonus target. Additionally, involuntary termination includes but is not limited to salary reduction and/or a change in reporting obligation to individuals other than the CEO or COO.

Notwithstanding any of the terms of this offer, your employment at GMAC will be at-will. Both you and GMAC may terminate your employment at any time, with or without cause. Additionally, GMAC reserves the right to amend, modify, or terminate each of its compensation and benefit plans at any time other than those specifically mentioned in this letter.
This offer is contingent upon completion of a drug screen that will be conducted after your acceptance of the offer and permission to contact your current employer. We will want to schedule these procedures as soon as you have accepted our offer, so that you can begin working with us as soon as practically possible.
I am really looking forward to working closely with you in this very important role. I am confident that your leadership will help us create significant value for GMAC.
Please call me at XXX-XXX-XXXX, should you have any questions about this offer. On behalf of the GMAC leadership team, I look forward to having you join our team. It will be great to have someone of your experience and knowledge at GMAC, during a crucial point in the development of a world-class business.
Very truly yours,
Al DeMolina
Chief Operating Officer

cc:	Eric Feldstein Tony Marino
I accept the foregoing terms of this offer as outlined above.

Rob Hull	Date